EXHIBIT 6.5

             Agreement between Axion Spatial Imaging Inc.

                                And

                        Banakor Swisse S.A.

Axion retains the services of Banakor Swisse to act as an overseas (outside North America) public relations consultant. Banakor Swisse agrees to perform the following services:

a) A mail-out to 50,000 individual potential investors;
b) Banakor Swisse must show evidence of the mail-out to Axion;
c) Keep these potential investors informed of any new press releases occurring during the year;
d) Provide Axion a written monthly report on public relations activities and feedback from potential/actual overseas investors.

1. In consideration of the above services, Axion agrees to pay to Banakor Swisse a total fee of $150,000.00 USD payable only in shares of common stock of the Company at $.25 USO per share.

   a) The shares will not be issued until the evidence of the mail-out has been shown to Axion and Axion receives a proper invoice.

   b) The maximum shares to be paid out under this agreement are 600,000 shares. The shares shall be "restricted securities' as that term is defined in Rule 144 under the Securities Act of 1933, as amended.

2. With respect to the purchase of the Shares, Buyer warrants and represents the following:

   a) Buyer has been fully advised of the financial condition of the Company, has been allowed to review all relevant financial, business and legal documentation sufficient to enable it to evaluate its investment in the Shares. No representation or inducement has been made to Buyer which conflicts with this information;
   b) Buyer has been provided with all materials and information requested by Buyer or its representatives, including any information requested to verify any information furnished, and Buyer has been provided the opportunity for direct communication with the Company and its representatives regarding the purchase made by this Agreement, including the opportunity to ask questions of and receive answers from the executive officers and directors of the Company;
   c) Buyer has sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of this investment and of making an informed investment decision with respect to the investment,
   d) Buyer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment;

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   e) Buyer was not solicited by any leaflet, public promotional meeting, circular, newspaper or megamzine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of Company securities;
   f) Buyer understands and acknowledges that the Shares will be 'restricted securities' as that term is defined in Rule 144 promulgated under the Securities Act, and that the certificate(s) representing the Shares will bear a legend similar to the following:

         The securities represented by this certificate have not been registered under the Securities Ad of 2933, as amended the 'Act') and are 'restricted securities' as that term is defined in Rule 244 as promulgated under the Act. The securities may not be sold of transferred for value without an effective registration statement under the Act;, pursuant to the provisions of Rule 144 under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company;

   h) At the time Buyer was offered the Shares, it was, and at the date of this Agreement is, and at the Closing Date it will be, an accredited investor' as that term is defined in Rule
      501(a) under the Securities Act.

3. This agreement will not take effect until the Stock Purchase agreement between Axion and Banakor Swisse S.A. has been signed and the first payment due in that agreement; has been received by Axion. Banakor Swisse will be notified in writing when this condition has been met.

4. This agreement shall inure for the benefit of and be binding upon both the parties hereto and their respective successors and assigns.


 For Axion Spatial Imaging           For Banakor Swisse S.A.


     /s/ Ian Basford                     /s/ Joseph Castiglione

         10/14/99                            10/12/99
 Date: ___________________           Date: ____________________


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